Exhibit 4.2
AMENDMENT AGREEMENT
This Amendment Agreement (this “Amendment”) regarding that certain Stockholders’ Agreement, dated as of November 2, 2022 (the “Stockholders’ Agreement”), by and among Bakkt Holdings, Inc., a Delaware corporation (the “Company”), Apex Fintech Solutions Inc., a Delaware corporation (“Investor”), and PEAK6 Investments LLC, a Delaware limited liability company (“PEAK6 Investments”), and that certain Registration Rights Agreement, dated as of April 1, 2023 (the “Registration Rights Agreement” and, together with the Stockholders’ Agreement, the “Agreements”), by and among the Company, Investor, and the other Holders (as defined therein) from time to time party thereto, is made and entered into as of August 9, 2023, by and among the Company, Investor and PEAK6 Investments.
WHEREAS, the Agreements were entered into in connection with the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of November 2, 2022, by and among Apex Crypto LLC, a Delaware limited liability company, the Company, Bakkt Marketplace, LLC, and Investor.
WHEREAS, on April 26, 2023, the Company filed a Registration Statement on Form S-3 (File No. 333-271438) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the resale of the Contingent Shares (as defined in the Registration Rights Agreement), and the Registration Statement remains subject to the ongoing review of the Commission.
WHEREAS, the undersigned, which constitute all of the parties to each Agreement, wish to amend the Stockholders’ Agreement to modify the lock-up expiration for the 2022 Contingent Shares (as defined in the Stockholders’ Agreement) and, as consideration for such amendment to the Stockholders’ Agreement, the parties have agreed to make a technical amendment to the Registration Rights Agreement to remove the deadline for obtaining effectiveness of the Shelf Registration Statement, with such amendments only to become effective to the extent the Registration Statement has not been declared effective by the Commission by August 18, 2023 (such condition, the “Condition Precedent”).
WHEREAS, pursuant to Section 6.10 of the Registration Rights Agreement, the Registration Rights Agreement may only be modified by a written instrument duly executed by the Company and Investor.
WHEREAS, pursuant to Section 5.9 of the Stockholders’ Agreement, the Stockholders’ Agreement may only be amended if such amendment is in writing and signed by each of the parties thereto.
NOW, THEREFORE, the parties hereby agree as follows:
1.Stockholders’ Agreement. Effective upon satisfaction of the Condition Precedent, Section 3.1(a) of the Stockholders’ Agreement is hereby amended and restated in its entirety by the following:
“3.1     Lock-up.
(a)Investor shall not, directly or indirectly, alone or in conjunction with any member of the Investor Group, without the prior written consent of the Company, during the period commencing on the date the 2022 Contingent Shares are issued, if at all, under the Purchase Agreement (such date, the “2023 Lock-up Commencement Date”) and ending on the eight-month anniversary of the 2023 Lock-up Commencement Date (the “2023 Lock-up Period”), (a) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, hypothecate, pledge, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to the 2022 Contingent Shares, or otherwise transfer or dispose of, directly or indirectly, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Contingent Shares (any such transaction described in clause (a) or (b) above, a “Transfer”). Notwithstanding the foregoing, the restrictions set forth in this Section 3.1(a) shall lapse as follows:
(i)following the four-month anniversary of the 2023 Lock-up Commencement Date, one-third of the 2022 Contingent Shares may be Transferred;
(ii)following the six-month anniversary of the 2023 Lock-up Commencement Date, an additional one-third of the 2022 Contingent Shares may be Transferred, which one-third shall be in addition to the Transfers permitted by clause (i) above, and
(iii)upon the eight-month anniversary of the 2023 Lock-up Commencement Date, all of the 2022 Contingent Shares may be Transferred.

The restrictions set forth in this Section 3.1(a) shall not apply to (1) Transfers to Permitted Transferees or Transfers by operation of law, including by virtue of the laws of the State of Delaware or Investor’s constituent documents upon dissolution of Investor, not undertaken for the purpose of avoiding the restrictions imposed by this Agreement; provided, however, that any such transferee must agree in an executed written agreement (a copy of which will be delivered to the Company) for the benefit of the Company (A) to be bound by the terms and restrictions set forth in this Article III prior to such Transfer or distribution, as applicable, and (B) if such Permitted Transferee is an Affiliate of Investor and does not otherwise qualify as a Permitted Transferee, to Transfer such shares of Common Stock back to Investor if, during the 2023 Lock-Up Period, such Person ceases to be an Affiliate of Investor, or (2) any Transfers made in connection with any tender offer, exchange offer, merger, consolidation or other similar transaction approved or recommended by the Board or a committee thereof. Notwithstanding the foregoing, Investor shall not be entitled to distribute any of the 2022 Contingent Shares to its holders during the 2023 Lock-Up Period.”

2.Registration Rights Agreement. In consideration for the above amendment to the Stockholders’ Agreement, the parties have agreed, effective upon satisfaction of the Condition Precedent, to amend to the Registration Rights Agreement to remove the deadline for obtaining effectiveness of the Shelf Registration Statement, such that Section 2.1(a) of the Registration Rights Agreement is hereby amended and restated in its entirety by the following:
“2.1     Shelf Registration.
(a)As soon as practicable, but in any event on or prior to the Required Shelf Filing Date, the Company shall prepare and file a “shelf” registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (the “Shelf Registration Statement”) on the terms and conditions specified in this Section 2.1. The Company shall use its commercially reasonable efforts to cause such Registration Statement to become or be declared effective as soon as practicable after the filing thereof, but in any event no later than the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be subject to further review (the “SEC Notification Date”); provided that if the Company shall issue a certificate signed by the Company’s chief executive officer or chief legal officer stating that in the good faith judgment of such executive officer it would be materially detrimental to the Company and its stockholders for such registration statement to become effective because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then, notwithstanding the SEC Notification Date, the Company shall have the right to defer taking action to have the filing declared effective for a period of not more than 60 days with respect to such filing and in any event within three Business Days after the considerations specified in clauses (i) – (iii) shall have been resolved; and provided further that any delays in effectiveness beyond the 10th Business Day after the SEC Notification Date (whether as a result of Company initiated delays pursuant to the foregoing proviso, as a result of additional comments from the Commission after the 10th Business Day after the SEC Notification Date, or otherwise) shall be aggregated with the permitted suspension periods in Section 2.2, such that the total amount of permitted delay and/or suspensions (whether before effectiveness of the Registration Statement, thereafter or a combination of the two) may not exceed 60 consecutive days or 90 days in any 12 month period. Following the effective date of the Shelf Registration Statement, the Company shall as promptly as practicable, but in any event within three Business Days of such date, notify the Holders of the effectiveness of such Registration Statement.”

3.General Provisions.
(a)Acknowledgement and Waiver. The parties irrevocably and expressly acknowledge and agree that (i) as of the date hereof, there has been no breach by the Company under

Section 2.1(a) of the Registration Rights Agreement; (ii) Investor and PEAK6 Investments, on behalf of themselves and their respective affiliates, or anyone claiming by or through any of the foregoing, hereby irrevocably waive any right to assert any breach or to assert or seek damages with respect to any delay in the declaration of effectiveness of the Shelf Registration Statement prior to the date hereof under Section 2.1(a) of the Registration Rights Agreement as in effect prior to the effectiveness hereof; and (iii) this Amendment, and the amendment of the Stockholders’ Agreement provided herein, is entered into in lieu of any possible claim that Investor, PEAK6 Investments, or any of their affiliates, or anyone claiming by or through any of the foregoing may have, may have had or ever may have with respect to any delay in the timing of the declaration of the effectiveness of the Shelf Registration Statement prior to the date hereof under Section 2.1(a) of the Registration Rights Agreement as in effect prior to the effectiveness hereof.
(b)Full Force and Effect. Except as expressly modified by this Amendment, the terms of the Agreements shall remain in full force and effect, and to the extent to the Condition Precedent is not satisfied, this Amendment shall have no effect.
(c)General Provisions. With respect to the provisions of this Amendment applicable to the Stockholders’ Agreement, the provisions of Article V of the Stockholders’ Agreement apply mutatis mutandis. With respect to the provisions of this Amendment applicable to the Registration Rights Agreement, the provisions of Article VI of the Registration Rights Agreement apply mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

BAKKT HOLDINGS, INC.
By: /s/ Gavin Michael
Name: Gavin Michael
Title: Chief Executive Officer

APEX FINTECH SOLUTIONS INC.
By: /s/ Rajeev Khurana
Name: Rajeev Khurana
Title: Chief Legal Officer

PEAK6 INVESTMENTS LLC
By: /s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Chief Corporate Development Legal Officer
[Signature Page to Amendment Agreement]